                                                                     Exhibit 1.2

                                PRICING AGREEMENT

Goldman, Sachs & Co.,
  As Representative of the several
  Underwriters named in Schedule I hereto, c/o Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004.
                                                                 AUGUST 15, 2000

Ladies and Gentlemen:

      Louisiana-Pacific Corporation, a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 15, 2000 (the "Underwriting Agreement"), between the Company on the one hand and Goldman, Sachs & Co., Banc of America Securities LLC, UBS Warburg LLC and Wachovia Securities, Inc. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

      An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

      Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

      If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of other Underwriters party thereto.


                                    Very truly yours,

                                    LOUISIANA-PACIFIC CORPORATION


                                    By: /s/ Gary C. Wilkerson
                                        --------------------------------------
                                        Name:  Gary C. Wilkerson
                                        Title: Vice-President

                                    Accepted as of the date hereof:

                                    GOLDMAN, SACHS & CO.

                                    By: /s/ Goldman, Sachs & Co.
                                        --------------------------------------
                                        Name:
                                        Title:

                                    Goldman, Sachs & Co.
                                    On behalf of each of the Underwriters

                                   SCHEDULE I


                                 PRINCIPAL AMOUNT OF     PRINCIPAL AMOUNT OF
                                 8.875% SENIOR NOTES     8.500% SENIOR NOTES
UNDERWRITER                        DUE 2010 TO BE          DUE 2005 TO BE
-----------                           PURCHASED               PURCHASED
                                      ---------               ---------
GOLDMAN, SACHS & CO.                 $130,000,000           $123,500,000


BANC OFAMERICA SECURITIES LLC        $ 40,000,000           $ 38,000,000


UBS WARBURG LLC                      $ 20,000,000           $ 19,000,000


WACHOVIA SECURITIES, INC.            $ 10,000,000           $  9,500,000


TOTAL                                $200,000,000           $190,000,000
                                     ------------           ------------

                                   SCHEDULE II


TITLE OF DESIGNATED SECURITIES:
      8.875% Senior Notes due August 15, 2010
      8.500% Senior Notes due August 15, 2005

AGGREGATE PRINCIPAL AMOUNT:
      Senior Notes due 2010: $200,000,000
      Senior Notes due 2005: $190,000,000

PRICE TO PUBLIC:
      Senior Notes due 2010: 99.526% of the principal amount
      Senior Notes due 2005: 99.618% of the principal amount

PURCHASE PRICE BY UNDERWRITERS:
      Senior Notes due 2010: 98.876% of the principal amount
      Senior Notes due 2005: 99.018% of the principal amount

FORM OF DESIGNATED SECURITIES:
      Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.


SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:
      Federal (same day) funds

TIME OF DELIVERY:
      10 a.m. (New York City time), August 18, 2000

INDENTURE:
      Indenture dated April 2, 1999, between the Company and Bank One Trust Company, N.A., as Trustee

MATURITY:
      Senior Notes due 2010: August 15, 2010
      Senior Notes due 2005: August 15, 2005

INTEREST RATE:
      Senior Notes due 2010: 8.875%
      Senior Notes due 2005: 8.500%

INTEREST PAYMENT DATES:
      February 15 and August 15, commencing February 15, 2001

REDEMPTION PROVISIONS:

      The securities will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the securities to be redeemed and (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points in the case of the 8.500% senior notes, and at the Adjusted Treasury Rate plus 25 basis points in the case of the 8.875% senior notes, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

      "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the 8.500% senior notes or the 8.875% senior notes, as applicable, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of 8.500% senior notes or the 8.875% senior notes, as applicable.

      "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

      "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee after consultation with the Company.

      "Reference Treasury Dealer" means (1) Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company is required to substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the trustee after consultation with the Company.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
CHANGE OF CONTROL:

      Following a Change of Control, the Company will be obligated to offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's securities pursuant to the offer described below
(the "Change of Control Offer") at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the "Change of Control Payment").

      "Change of Control" means the occurrence of any of the following: any "person" or "group" (as such terms are used in Section 13(d) of the Exchange
Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting stock of the Company; the Company consolidates with, or merges with or into, another Person or another Person consolidates with, or merges with or into, the Company, in either case pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities, or other property, other than any such transaction where (1) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of more than 50% of the total voting stock (or comparable equity securities) of the Person created by or surviving such transaction and (2) the holders of a majority of the total voting stock of the Company immediately prior to such transaction hold, immediately following such transaction, a majority of the total voting stock (or comparable equity securities) of the Person created by or surviving such transaction; the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as a whole to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act); during any consecutive two-year period, individuals who at the beginning of the period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or the dissolution or liquidation of the Company.

DEFEASANCE:

    Except as described below, upon compliance with the applicable requirements described below, the Company: (1) will be deemed to have been discharged from its obligations with respect to a tranche of the securities;
or (2) will be released from its obligations to comply with the covenants described above with respect to the securities of that tranche, and the occurrence of the following events of default: (a) failure to redeem, or to pay the repurchase price for, any security of such tranche when required; (b) failure to perform any other covenant of the Company in the indenture or the applicable supplemental indenture (other than a covenant included therein solely for the benefit of a series of debt securities other than the securities of such tranche), which failure continues for 60 calendar days after written notice as provided in the indenture or the applicable supplemental indenture; (c) any nonpayment at maturity or other default
(beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $50.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof; and (d) the entry of any final judgments or orders against the Company or any of its Restricted Subsidiaries in excess of $50.0 million individually or in the aggregate (not covered by insurance) that is not paid, discharged or otherwise stayed (by appeal or otherwise) within 60 calendar days after the entry of such judgments or orders.



SINKING FUND PROVISIONS:
      No sinking fund provisions.

CLOSING LOCATION FOR DELIVERY OF DESIGNATED SECURITIES:
      New York, New York

ADDITIONAL CLOSING CONDITIONS:

      No additional closing conditions.

DESIGNATED REPRESENTATIVE:

      Goldman Sachs & Co.
      85 Broad Street
      New York, New York 10004
      Susan Healy